NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St. Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND YEAR ENDED DECEMBER 31, 2010 RESULTS
AND UPDATES W AUSTIN HOTEL & RESIDENCES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
The hotel at the W Austin Hotel & Residences project opened in December 2010, delivery of the first condominium residences began in January 2011 and the music venue, Austin City Limits Live, opened in February 2011.

•	At December 31, 2010, Stratus had $11.7 million of cash and cash equivalents and $17.3 million of availability under its credit facility.

SUMMARY FINANCIAL RESULTS
			Year Ended
	Fourth-Quarter		December 31,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Amounts)
Revenues	$2,800	$2,419	$9,123	$10,785
Operating loss	(1,307)	(1,974)	(9,710)	(9,878)
Net loss	(1,292)	(1,243)	(17,713)	(6,231)
Net income (loss) attributable to Stratus common stock	429	(1,170)	(15,336)	(5,904)

Diluted net income (loss) per share attributable to Stratus common stock	$0.06	$(0.16)	$(2.05)	$(0.79)

Diluted weighted average shares of common stock
outstanding	7,501	7,436	7,466	7,438

AUSTIN, TX, March 31, 2011 – Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $0.4 million, $0.06 per share, for fourth-quarter 2010, compared with a net loss of $1.2 million, $0.16 per share, for fourth-quarter 2009, primarily reflecting Barton Creek Municipal Utility District reimbursements totaling $4.2 million in fourth-quarter 2010. For the year 2010, Stratus reported a net loss attributable to common stock of $15.3 million, $2.05 per share, compared with a net loss of $5.9 million, $0.79 per share, for the year 2009. The loss for the year 2010 reflects charges totaling $10.5 million to establish valuation allowances against net deferred tax assets.

William H. Armstrong III, President, Chairman and Chief Executive Officer of Stratus, stated, “The company has been working on the Block 21 project for seven long years, at times persevering through a very difficult economic climate. We are very proud of the outcome - the successful launch of the W Austin Hotel & Residences and the Austin City Limits Live music venue. We are also encouraged about what our ability to obtain construction financing and leases for the 92,440-square-foot Parkside Village retail project in Circle C says about the real estate market in Austin.”

W Austin Hotel & Residences Project Status. Stratus’ development of the W Austin Hotel & Residences in downtown Austin, conducted through a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), is being completed on schedule and within budget of approximately $300 million. Construction of the 36-story project commenced in the second quarter of 2008. The 251-room hotel, which we believe will set the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide, Inc.  Condominium units are being completed on a floor-by-floor basis and delivery of the first condominium units began in January 2011 and is continuing. As of March 15, 2011, 58 of the 159 condominium units were under contract and 25 condominium units had closed. The project also includes a live music venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue will be the new home of Austin City Limits, a television program showcasing popular music legends. The venue, Austin City Limits Live, opened in February 2011, has hosted 22 events through March 15, 2011, and has booked events through October 2011. The project has approximately 41,000 square feet of leasable office space, which opened in March 2011, and 18,000 square feet of leasable retail space, which is scheduled to open in June 2011. As of March 15, 2011, Stratus had entered into leases for 17,500 square feet of the office space (including 9,000 for Stratus’ corporate office) and for 2,700 square feet of the retail space.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values, despite current real estate market conditions. Stratus’ property sales totaled $0.7 million for fourth-quarter 2010, which included one Wimberly Lane lot and four lots in the Meridian development in the Circle C community, compared with $1.1 million for fourth-quarter 2009, which included 17 lots in the Meridian development. Stratus’ property sales totaled $2.7 million for the year 2010, which included one Calera Court Courtyard home, one Wimberly Lane lot and 21 lots in the Meridian development, compared with $5.3 million for the year 2009, which included one Verano Drive lot, two Calera Court Courtyard homes and 56 lots in the Meridian development. The decrease in developed property sales revenues in the 2010 periods, compared to the 2009 periods, primarily reflects a lower number of lots sold at Meridian as sales under homebuilder contracts were completed in January 2010.

Rental income from commercial leasing properties increased to $1.3 million for fourth-quarter 2010 from $1.2 million for fourth-quarter 2009, and increased to $5.0 million for the year 2010, compared with $4.5 million for the year 2009, primarily because of increases in rental income at 5700 Slaughter in the Circle C community, which was in the initial leasing stage during 2009.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
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CAUTIONARY STATEMENT.  This press release contains forward-looking statements in which we discuss our expectations regarding future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding anticipated real estate sales, commercial leasing activities, and development at the W Austin Hotel & Residences project.  The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. We caution investors that we assume no obligation to update the forward-looking statements in this press release and we do not intend to update the forward-looking statements more frequently than quarterly.

In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions. We caution readers that those statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements.  Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include changes in economic and business conditions, business opportunities that may be presented to and/or pursued by us, the availability of financing, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2010.

A copy of this release is available on Stratus’ web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2010		2009	2010		2009
Revenues:
Real estate	$695		$1,130	$2,725		$5,331
Rental	1,276		1,232	5,045		4,528
Hotel	792		-	792		-
Commissions, management fees and other	37		57	561		926
Total revenues	2,800		2,419	9,123		10,785
Cost of sales:
Real estate, net	(2,434	)a	1,471	3,104	a	8,277
Rental	770		673	2,885		3,078
Hotel	2,988		-	3,733		-
Other	479	b	-	699	b	-
Depreciation	676		407	1,886		1,634
Total cost of sales	2,479		2,551	12,307		12,989
General and administrative expenses	1,628		1,842	6,526		7,674
Total costs and expenses	4,107		4,393	18,833		20,663
Operating loss	(1,307)		(1,974)	(9,710)		(9,878)
Interest income	125	a	352	155	a	679
Other (expense) income, net	-		(63)	228		504
Loss on extinguishment of debt	-		-	-		(182)
Loss on interest rate cap agreement	-		(71)	(25)		(38)
Loss before income taxes and equity in unconsolidated affiliate’s loss	(1,182)		(1,756)	(9,352)		(8,915)
Equity in unconsolidated affiliate’s loss	(85)		(77)	(323)		(354)
(Provision for) benefit from income taxes	(25)		590	(8,038	)c	3,038
Net loss	(1,292)		(1,243)	(17,713)		(6,231)
Net loss attributable to noncontrolling interest in subsidiaryd	1,721		73	2,377		327
Net income (loss) attributable to Stratus common stock	$429		$(1,170)	$(15,336)		$(5,904)

Net income (loss) per share attributable to Stratus common stock:
Basic and diluted	$0.06		$(0.16)	$(2.05)		$(0.79)

Weighted average shares of common stock outstanding:
Basic	7,471		7,436	7,466		7,438
Diluted	7,501		7,436	7,466		7,438

a.	Includes credits for Municipal Utility District reimbursements totaling $4.1 million to cost of sales and $0.1 million to interest income in the 2010 periods.
b.	Primarily includes personnel and marketing costs for the entertainment venue at the W Austin Hotel & Residences project.
c.	Includes charges to establish valuation allowances against net deferred tax assets totaling $10.5 million.
d.	Relates to the operations of W Austin Hotel & Residences, Stratus’ consolidated subsidiary.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2010		2009
ASSETS
Cash and cash equivalents	$11,730		$15,398
Real estate held for sale	27,312		29,987
Real estate under development	189,057		168,142
Land held for future development	57,822		57,201
Real estate held for investment	143,049		28,535
Investment in unconsolidated affiliate	3,084		3,391
Deferred tax assets, net	170	a	8,296
Other assets	22,962		17,640
Total assets	$455,186		$328,590

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$20,149		$16,247
Accrued interest and property taxes	7,828		3,401
Deposits	9,296		7,700
Debt	201,523		81,105
Other liabilities	3,590		2,224
Total liabilities	242,386		110,677

Equity:
Stratus stockholders’ equity:
Preferred stock	-		-
Common stock	84		83
Capital in excess of par value of common stock	197,773		197,333
Accumulated deficit	(51,335)		(35,999)
Common stock held in treasury	(17,972)		(17,941)
Total Stratus stockholders’ equity	128,550		143,476
Noncontrolling interest in subsidiaryb	84,250		74,437
Total equity	212,800		217,913
Total liabilities and equity	$455,186		$328,590

a.
Includes valuation allowances of $10.5 million against net deferred tax assets. During second-quarter 2010, Stratus concluded that there was not sufficient positive evidence supporting the realizability of its deferred tax assets beyond an amount totaling $0.2 million.

b.	Relates to Canyon-Johnson’s interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2010	2009
Cash flow from operating activities:
Net loss	$(17,713)	$(6,231)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	1,886	1,634
Loss on interest rate cap agreement	25	38
Loss on extinguishment of debt	-	182
Cost of real estate sold	2,071	3,652
Deferred income taxes	7,973	(966)
Stock-based compensation	585	735
Equity in unconsolidated affiliate’s loss	323	354
Deposits	(2,319)	(924)
Purchases and development of real estate propertiesa	(56,027)	(44,239)
Municipal utility district reimbursements	939	6,389
Increase in other assets	(1,727)	(209)
Increase (decrease) in accounts payable, accrued liabilities and other	4,743	(2,031)
Net cash used in operating activities	(59,241)	(41,616)

Cash flow from investing activities:
Development of commercial leasing properties	(6,153)	(4,025)
Development of hotel properties	(53,233)	(24,868)
Other development activitiesb	(16,507)	(10,374)
Proceeds from U.S. treasury securities	-	15,391
Investment in unconsolidated affiliate	(15)	(1,462)
Other	-	53
Net cash used in investing activities	(75,908)	(25,285)

Cash flow from financing activities:
Borrowings from credit facility	20,359	20,035
Payments on credit facility	(7,652)	(7,932)
Borrowings from project and term loans	112,147	8,073
Payments on project and term loans	(4,436)	(579)
Noncontrolling interest contributions	12,190	49,478
Net payments for stock-based awards	(22)	(121)
Purchases of Stratus common stock	-	(404)
Financing costs	(1,105)	(3,348)
Net cash provided by financing activities	131,481	65,202
Net decrease in cash and cash equivalents	(3,668)	(1,699)
Cash and cash equivalents at beginning of year	15,398	17,097
Cash and cash equivalents at end of year	$11,730	$15,398

a.	Primarily includes capital expenditures associated with the condominium units at the W Austin Hotel & Residences project.
b.	Primarily includes capital expenditures associated with the entertainment venue at the W Austin Hotel & Residences project.

III